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                                                                     EXHIBIT 5.1

                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                               1001 FANNIN STREET
                           HOUSTON, TEXAS 77002-6760


                                                                   July 21, 1997


Parker Drilling Company
8 East Third Street
Tulsa, Oklahoma 74103

Ladies and Gentlemen:


     We have acted as counsel for Parker Drilling Company, a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale by the Company of up to $175,000,000 aggregate principal amount of its Convertible Subordinated Notes due 2004 (the "Notes") pursuant to an indenture (the "Indenture") between the Company and Texas Commerce Bank National Association, as Trustee. In connection therewith, we, as your counsel, have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.


     Based on the foregoing, we are of the opinion that:

          (1) the Notes proposed to be sold by the Company pursuant to an underwriting agreement between the Company and the underwriters named therein (the "Underwriting Agreement"), have been duly authorized for issuance and, when (a) the Form S-3 Registration Statement relating to the Notes (the "Registration Statement") shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, (b) the Indenture shall have been duly executed and delivered, (c) the Notes shall have been duly executed, authenticated and delivered in accordance with the terms of the Indenture, and (d) the Company shall have received the purchase price for the Notes in accordance with the terms set forth in the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company; and

          (2) the shares of Common Stock of the Company initially issuable upon conversion of the Notes have been duly authorized for issuance and, when so issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     The foregoing opinion is limited to the laws of the United States of America and to the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                            Very truly yours,

                                            VINSON & ELKINS L.L.P.